Exhibit 99.1

FOR IMMEDIATE RELEASE

SulphCo Announces Plan to Implement Workforce Reductions and Pursue Strategic Alternatives

Houston, April 15, 2011 (GLOBE NEWSWIRE) -- SulphCo, Inc. (the “Company” or “SulphCo”) (NYSE-Amex: SUF), a technology company with a patented ultrasound process designed to desulfurize liquid petroleum streams, announced today that it was implementing a substantial reduction in its workforce by April 30, 2011.  The employees affected by the workforce reduction are primarily comprised of laboratory support and administrative personnel. In addition, the Company’s Board of Directors has instructed the management team and its advisors to pursue all potential strategic alternatives to obtain value for its shareholders.

The Company is also evaluating various financing alternatives which, if successful, could provide additional capital to be used to fund future research, development and commercial marketing activities.  There can be no assurance that the Company will be successful in raising such financing.  If the Company is unable to raise additional financing, its ability to continue to operate will be significantly curtailed and possibly terminated.

About SulphCo, Inc.

Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of liquid petroleum streams. The overall process is designed to "upgrade" the quality of liquid petroleum streams by modifying and reducing the sulfur and nitrogen content making those compounds easier to process using conventional techniques, as well as reducing the density and viscosity.  For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:
Stanley W. Farmer
President and Chief Financial Officer
713-896-9100